EXHIBIT 11.1
- --------------------------------------------------------------------------------

                          BELDEN & BLAKE CORPORATION


                       COMPUTATION OF EARNINGS PER COMMON
                          AND COMMON EQUIVALENT SHARES
                      (in thousands, except per share data)

                                                              Three months                     Six months
                                                             ended June 30,                  ended June 30,
                                                    ---------------------------------  ----------------------------
                                                           1996            1995           1996            1995
                                                    ----------------   --------------  ------------   -------------
Average  shares outstanding                                  11,171            7,106        11,166           7,104
Net effect of conversion of stock options and
warrants                                                         --               --            --              --

Total primary shares                                         11,171            7,106        11,166           7,104
Net effect of convertible securities                             --               --            --              --

Total fully diluted shares                                   11,171            7,106        11,166           7,104
Net income                                                $   3,402         $    916     $   6,827       $   1,655

Less preferred stock dividends                                   45               45            90              90

Net income applicable to common shares
  primary                                                     3,357              871         6,737           1,565

Plus 7.5% preferred stock dividends                              --               --            --              --

Net income applicable to common shares
fully diluted                                                 3,357              871         6,737           1,565
Earnings per common share primary                               .30              .12           .60             .22

Earnings per common share fully diluted                         .30              .12           .60             .22


         The effects of common stock options, warrants and convertible securities have not been included in the computation as their effect is either not dilutive or antidilutive.


                                       16